LOAN#________

MORTGAGE LOAN NOTE
[Fixed Rate or Tied to Index]

Date of Note:	November 30, 2010

Principal Amount:	$1,000,000.00

Maturity Date:	March 30, 2021

FOR VALUE RECEIVED, PCT ALLENDALE, LLC, a New Jersey limited liability company (“Borrower”), having an address at 4 Pearl Court, Allendale, NJ 07401. HEREBY PROMISES TO PAY to the order of TD Bank, N.A., a national banking association, (hereinafter, together with its successors and assigns, referred to as the “Lender”), at P.O. Box 5600, Lewiston, Maine, 04243-5600, or at such other place as the holder hereof may from time to time designate in writing, in immediately available federal funds, the Principal Amount, together with interest on the outstanding Principal Amount, in accordance with the terms of this Note. From the date hereof through and including March 30, 2016 (the “Rate Reset Date”) Interest shall accrue on the outstanding Principal Amount at a fixed rate equal to six percent (6%) per annum. From and after the Rate Reset Date, the outstanding Principal Amount shall bear interest for the remaining term at a fixed rate determined by the Lender based upon then current market conditions.

Borrower shall make interest only payments hereunder on December 30, 2010 and on the 30yth day of each month thereafter up to and including March 30, 2011. Thereafter, Borrower will pay the Principal Amount in one hundred nineteen (119) consecutive monthly payments of principal and interest, commencing on April 30, 2011 and on the 30th day of each month thereafter up to and including the Maturity Date at which time a one-hundred twentieth (120th) and final payment equal to the entire remaining unpaid principal balance, plus accrued interest, shall be due and payable. The amount of the monthly payment of principal and interest shall be adjusted on the Rate Reset Date to reflect any interest rate change.

The annual interest rate for this Note is computed on a 365/360 basis; that is by applying the ratio of the annual interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding.

Although the payment of the Principal Amount evidenced by this Note has been designed as if it were to extend until the Maturity Date, Borrower understands and agrees that Lender expressly reserves the right and option, exercisable at its discretion, to declare the entire unpaid principal balance under this Note together with all interest that shall have accrued thereon to be due and payable on March 30, 2016 (the “Loan Call Date”). In the event that Lender desires to exercise its option to declare the Loan due on the Loan Call Date, it shall deliver written notice (the “Call Notice”) thereof by certified mail return receipt requested or by a recognized overnight courier service to Borrower’s address set forth herein within the one hundred twenty (120) day period commencing sixty (60) days prior to and ending on the 60th day after a Loan Call Date. Borrower shall, within ninety (90) days after the date of written notice by Lender of its exercise of the option, repay the entire Principal Amount due under this Note together with all unpaid interest which shall have accrued thereon as well as any sums which may then be due under this Note or any other document constituting a part of the within loan transaction.

Notwithstanding anything in this Note to the contrary, the entire unpaid Principal Amount, plus accrued interest, shall be due and payable on March 30, 2011 (the “Early Maturity Date”) in the event that the merger of NBS Acquisition Company LLC, (“NBS”) a Delaware limited liability company and wholly owned subsidiary of Neostem, Inc. (“Neostem”) with and into Progenitor Cell Therapy, LLC, a Delaware limited liability company and the sole member of Borrower (“PCT”) pursuant to the terms of that certain Agreement and Plan of Merger dated as of September 23, 2010 by and among NBS, Neostem and PCT, has not been completed by the Early Maturity Date.

Borrower hereby authorizes Lender to charge checking account number 345 291 7320 at TD Bank, N.A. (or such other account maintained by Borrower at TD Bank, N.A. as Borrower shall designate by written notice to Lender) (the “Deposit Account”) to satisfy the monthly payments of principal and/or interest due and payable to Lender hereunder on the thirtieth (30th) day of each month (28th day for February) (each, a “Charge Date”) and Lender is hereby authorized to charge the Deposit Account on each Charge Date or, if any Charge Date shall fall on a Saturday, Sunday or legal holiday, then the Lender reserves the right to charge the Deposit Account on either the first (1st) Business Day (as hereafter defined) immediately preceding or on the first (1st) Business day immediately following any such Charge Date until the Note shall be paid in full.

Borrower agrees to maintain sufficient funds in the Deposit Account to satisfy the payment due Lender under the Note on each Charge Date during the term of the Loan. If sufficient funds are not available in the Deposit Account on any Charge Date to pay the amounts then due and payable under this Note, Lender, in its sole discretion, is authorized to: (a) charge the Deposit Account for such lesser amount as shall then be available; and/or (b) charge the Deposit Account on such later date or dates that funds shall be available in the Deposit Account to satisfy the payment then due (or balance of such payment then due). Notwithstanding the foregoing, Borrower shall only be entitled to receive credit in respect of any payments of principal and interest due under the Note for funds actually received by Lender as a result, of any such charges to the Deposit Account. Borrower shall be liable to Lender for any late fees or Interest at the Default Rate (as defined below) on any payments not made on a timely basis by Borrower because of insufficient funds in the Deposit Account on any Charge Date. In the event the Deposit Account continues to contain insufficient funds to fully satisfy the payments due Lender under the Note, Borrower shall be responsible for making all such payments from another source and in no event shall the obligations of Borrower under the Note be affected or diminished as a result of any shortages in the Deposit Account, it being understood and agreed that Borrower shall at all times remain liable for payment in full of all indebtedness under the Note.

Lender may, at Lender’s sole discretion, discontinue charging the Deposit Account at any time on not less than ten (10) days’ written notice to the Borrower, in which event, Borrower shall thereafter be responsible for making all payments hereunder to Lender at the address set forth in Lender’s notice or if no such address is given, then to Lender at P.O. Box 5600, Lewiston, Maine, 04243-5600.

Except with respect to the payment on the Maturity Date, Borrower shall pay a late payment charge of five cents ($.05) for each dollar ($1.00) of each payment that is made more than fifteen (15) days after the due date thereof, which charge shall be due and payable with each such late payment.

This Note is secured by, and the parties hereto are entitled to the benefits and security of, that certain Mortgage, Security Agreement and Fixture Filing (the “Mortgage”), dated the date hereof, from Borrower, as mortgagor, to Lender, as mortgagee, encumbering, among other things, certain real property and improvements described in the Mortgage, all of the covenants, conditions and agreements of the Mortgage being made a part of this Note by this reference.

Except as may be otherwise provided in the Mortgage, all monthly payments received by Lender hereunder shall be applied first, to the payment of accrued interest on the Principal Amount, second, to the reduction of the Principal Amount of this Note, and finally, the balance, if any, to the payment of any fees, costs, expenses or charges then payable by Borrower to Lender hereunder, under the Mortgage or under any other document executed and delivered by Borrower in connection with the loan evidenced by this Note.

Borrower agrees that if it fails to make any payment due under this Note within five (5) days after the date when due, or upon the happening of any “Event of Default” under the Mortgage (as defined in the Mortgage), the outstanding Principal Amount, together with accrued interest and all other expenses, including, without limitation, reasonable attorneys’ fees, shall immediately become due and payable at the option of the holder of this Note, notwithstanding the Maturity Date. For purposes hereof, attorneys’ fees shall include, without limitation, fees and disbursements for legal services incurred by the holder hereof in collecting or enforcing payment hereof whether or not suit is brought, and if suit is brought, then through all appellate actions. From and after any “Event of Default” under the Mortgage, the interest rate of this Note shall be increased by three hundred (300) basis points (the “Default Rate”).

In no event shall the total of all charges payable under this Note, the Mortgage and any other documents executed and delivered in connection herewith and therewith that are or could be held to be in the nature of interest exceed the maximum rate permitted to be charged by applicable law. Should Lender receive any payment that is or would be in excess of that permitted to be charged under any such applicable law, such payment shall have been, and shall be deemed to have been, made in error and shall thereupon be applied to reduce the principal balance outstanding on this Note.

Borrower waives demand, presentment for payment, notice of dishonor, protest and notice of protest of this Note.

Any notice, demand or request relating to any matter set forth in this Note shall be given in the manner provided for in the Mortgage.

Time is of the essence as to all dates set forth herein; provided, however, that whenever any payment to be made under this Note shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computations of payment of interest. As used herein, the phrase “Business Day” shall mean any day except a Saturday, Sunday or other day on which that commercial banks are required or permitted to close in the State of New Jersey.

This Note may not be waived, changed, modified, terminated or discharged orally, but only by an agreement in writing signed by the party against whom enforcement of any such waiver, change, modification, termination or discharge is sought.

This Note may be prepaid in whole or in part upon thirty (30) days prior written notice to the Lender. In the event of any prepayment of this Note (other than a prepayment during the ninety (90) day period prior to the Maturity Date or a prepayment resulting from the application of a condemnation award or insurance proceeds following a casualty) in which case there shall be no prepayment fees or penalties), whether by voluntary prepayment, acceleration or otherwise, the Borrower shall, at the option of the Bank, pay a “fixed rate prepayment charge” equal to the, greater of (i) 1% of the principal balance being prepaid multiplied by the “Remaining Term,” as hereinafter defined, in years or (ii) a “Yield Maintenance Fee” in an amount computed as follows: The current cost of funds, specifically the bond equivalent yield for United States Treasury securities (bills on a discounted basis shall be converted to a bond equivalent yield) with a maturity date closest to the “Remaining Term”, shall be subtracted from the above stated interest rate, or default rate if applicable. If the result is zero or a negative number, there shall be no Yield Maintenance Fee due and payable. If the result is a positive number, then the resulting percentage shall be multiplied by the scheduled outstanding principal balance for each remaining monthly period of the “Remaining Term.” Each resulting amount shall be divided by 360 and multiplied by the number of days in the monthly period. Said amounts shall be reduced to present values calculated by using the above reference current costs of funds divided by twelve (12). The resulting sum of present values shall be the “fixed prepayment charge” due to the Lender upon prepayment of the principal of this Note plus any accrued interest due as of the prepayment date.

“Remaining Term” as used herein shall mean the shorter of (i) the remaining term of this Note, or (ii) the remaining term of the then current fixed interest rate period.

BORROWER, AND BY ITS ACCEPTANCE HEREOF, LENDER, EACH HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVE ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THIS NOTE, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER AND LENDER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. BORROWER AND LENDER ARE EACH HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER.

BORROWER HEREBY EXPRESSLY AND UNCONDITIONALLY WAIVES, IN CONNECTION WITH ANY SUIT, ACTION OR PROCEEDING BROUGHT BY OR ON BEHALF OF LENDER ON THIS NOTE, ANY AND EVERY RIGHT BORROWER MAY HAVE TO (I) INJUNCTIVE RELIEF, (II) INTERPOSE ANY COUNTERCLAIM THEREIN (OTHER THAN COMPULSORY COUNTERCLAIMS), AND (III) HAVE THE SAME CONSOLIDATED WITH ANY OTHER OR SEPARATE SUIT, ACTION OR PROCEEDING. NOTHING HEREIN CONTAINED SHALL PREVENT OR PROHIBIT BORROWER FROM INSTITUTING OR MAINTAINING A SEPARATE ACTION AGAINST LENDER WITH RESPECT TO ANY ASSERTED CLAIM.

This Note and the rights and obligations of the parties hereunder shall in all respects be governed by, and construed and enforced in accordance with, the laws of the State of New Jersey (without giving effect to New Jersey’s principles of conflicts of law). Borrower hereby irrevocably submits to the nonexclusive jurisdiction of any state or federal court in the State sitting in the City of Camden, County of Camden, over any suit, action or proceeding arising out of or relating to this Note, and Borrower hereby agrees and consents that, in addition to any methods of service of process provided for under applicable law, all service of process in any such suit, action or proceeding in any state or federal court in the State sitting in the City of Camden, County of Camden, may be made by certified or registered mail, return receipt requested, directed to Borrower at the address indicated below, and service so made shall be complete five (5) days after the same shall have been so mailed.

[NO FURTHER TEXT ON THIS PAGE]

IN WITNESS WHEREOF, Borrower has executed and delivered this Note on the date first hereinabove written.

Witness:		BORROWER:

PCT ALLENDALE, LLC, a New Jersey limited liability company

/s/ Greicy Rubieca		By:	/s/ George S. Goldberger
Name:	Greicy Rubieca		George S. Goldberger
Managing Member

Address: 4 Pearl Court
Allendale, NJ 07401